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Chittenden Corporation
Consolidated Statements of Cash Flows
(Unaudited)
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                                                             Nine Months Ended
                                                               September 30,
                                                               1994       1993
                                                             -------------------
                                                                 (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $11,251     $7,687
  Adjustments to reconcile net income to net
      cash provided by operating activities:
    Provision for possible loan losses                         3,400      4,950
    Depreciation and amortization                              1,468      1,577
    Amortization of excess of cost over fair value of                       636
        net assets acquired
    Prepaid Income taxes                                         (10)      (204)
    Amortization of premiums, fees, and discounts,
      net                                                      1,038        919
    Investment (gains) losses                                    324       (130)
    Net (Increase) decrease in loans held for sale             9,751    (10,452)
    (Increase) decrease in accrued interest receivable        (2,977)      (108)
    (Increase) decrease in other assets                         (893)     5,621
    Increase (decrease) in accrued expenses
      and other liabilities                                      201     (4,654)
                                                            --------   --------
      Net cash provided by operating activities               23,553      5,842
                                                            --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales of investment securities
      (Available for sale)                                    32,992     20,308
    Proceeds from maturing investment securities and
      principal payments on mortgage-backed securities
      (Available for sale)                                   124,328          0
    Proceeds from maturing investment securities
      and principal payments on mortgage-backed
      securities (Held For Investment)                           775    139,824
    Purchase of investment securities (Available For Sale)   231,331          0
    Purchase of investment securities (Held For Investment)   (9,332)  (166,060)
    Loans originated, net of principal repayments            (21,286)    18,198
    Purchases of premises and equipment                       (1,568)    (2,185)
                                                            --------   --------
      Net cash provided by (used in) investing activities    357,240     10,085
                                                            --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                   4,964     23,107
    Net increase (decrease) in short-term borrowings         (17,945)    45,829
    Proceeds from issuance of common stock                       169        138
    Dividends paid-common stock                               (2,056)      (871)
    Proceeds from issuance of treasury stock                      66         35
                                                            --------   --------
      Net cash provided by (used in) financing activities    (14,802)    68,238
                                                            --------   --------
Net decrease in cash and cash equivalents                    365,991     84,165
Cash and cash equivalents at beginning of period             195,163    129,511
                                                            --------   --------
Cash and cash equivalents at September 30,                  $561,154   $213,676
                                                            ========   ========
Supplemental disclosure of cash flow information:
    Cash paid for the year for:
      Interest                                               $22,004    $22,649
      Income taxes                                             4,400      4,637
    Noncash transactions:
      Loans transferred to other real estate owned             1,187      3,283

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